EXHIBIT 99.1

DATE:           November 11, 2003

FROM:	FOR:
BlueFire Partners	Marten Transport, Ltd.
150 South Fifth St., Suite 1300	129 Marten St.
Minneapolis, Minn. 55402	Mondovi, Wis. 54755
Contact – Tom Langenfeld (612) 344-1038	Contact - Randy Marten, President (715) 926-4216

FOR IMMEDIATE RELEASE

MARTEN TRANSPORT, LTD. ANNOUNCES THREE-FOR-TWO STOCK SPLIT

MONDOVI, Wis., Nov. 11, 2003 — Marten Transport, Ltd. (Nasdaq: MRTN) announced today that its Board of Directors has declared a three-for-two stock split of the company’s common stock.  The stock split will be effected in the form of a stock dividend distributed Dec. 5, 2003, to stockholders of record as of Nov. 21, 2003.  Holders of the company’s common stock will receive an additional one-half share for each outstanding share of common stock held as of the record date.  The stock split will increase the number of outstanding shares of common stock from 9,134,223 to approximately 13,701,334.

Marten Transport previously effected a three-for-two stock split July 24, 2003.  The company completed a public offering in its third quarter of 2.7 million shares of its common stock at $20.50 per share.

Marten Transport, Ltd., with headquarters in Mondovi, Wis., strives to be the premier supplier of time- and temperature-sensitive truckload motor carrier services to customers nationwide. At the end of the third quarter, Marten operated a fleet of 2,193 tractors and 2,800 trailers, all 53-foot trailers.  The company serves customers with more demanding delivery deadlines or those who ship products requiring modern temperature-controlled trailers to protect goods.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol MRTN.

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